Lehman Brothers Holdings Inc.
                      3 World Financial Center, 24th Floor
                               New York, NY 10285


                          OFFICE OF THE GENERAL COUNSEL


                                                      February 12, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Attn:  Document Control--EDGAR


                                Re: SCHEDULE 13G


Dear Commissioner:

         On behalf of Lehman Brothers Holdings Inc. (the "Reporting Person"), submitted in electronic form for filing, is a Schedule 13G relating to the Reporting Person's ownership of the Real Estate Investment Trust of Capstead Mortgage Corp.

         If you have any questions regarding this filing, please contact the undersigned at (212) 526-1936.


                                                      Very truly yours,

                                                      /s/ Jennifer Marre
                                                      -------------------
                                                      Jennifer Marre
                                                      Vice President and
                                                      Secretary


Enclosure

cc:      Capstead Mortgage Corp.
         New York Stock Exchange